Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-236369

Issuer Free Writing Prospectus, dated March 4, 2021

ATMOS ENERGY CORPORATION

Final Term Sheet

0.625% Senior Notes due 2023

Floating Rate Senior Notes due 2023

This Free Writing Prospectus relates only to the 0.625% Senior Notes due 2023 and the Floating Rate Senior Notes due 2023 of Atmos Energy Corporation and should be read together with the Preliminary Prospectus Supplement dated March 4, 2021.

0.625% Senior Notes due 2023

Issuer:	Atmos Energy Corporation

Expected Ratings (Moody’s/S&P):*	A1 (Negative) / A- (Creditwatch Negative)

Trade Date:	March 4, 2021

Settlement Date (T+3):**	March 9, 2021

Security Description:	Senior Unsecured Notes

Principal Amount:	$1,100,000,000

Maturity Date:	March 9, 2023

Interest Payment Dates:	Semi-annually in arrears on March 9 and September 9, beginning September 9, 2021

Coupon:	0.625%

Benchmark Treasury:	0.125% UST due February 28, 2023

Benchmark Treasury Price & Yield:	99-30 5/8 / 0.147%

Spread to Benchmark Treasury:	48 bps (0.480%)

Yield to Maturity:	0.627%

Public Offering Price:	99.996% of principal amount plus accrued interest from the Settlement Date

Net Proceeds (before expenses) to the Issuer:	$1,097,206,000 (99.746%)

Day Count Convention:	30/360

Optional Redemption Provisions:	The Notes may be redeemed, at the option of Atmos Energy Corporation, at any time on or after September 9, 2021, in whole or from time to time in part, at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

CUSIP/ISIN:	049560AU9 / US049560AU94

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

TD Securities (USA) LLC

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

MUFG Securities Americas Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Regions Securities LLC Truist Securities, Inc.

Co-Manager:	Goldman Sachs & Co. LLC

Floating Rate Senior Notes due 2023

Issuer:	Atmos Energy Corporation

Expected Ratings (Moody’s/S&P):*	A1 (Negative) / A- (Creditwatch Negative)

Trade Date:	March 4, 2021

Settlement Date (T+3):**	March 9, 2021

Security Description:	Floating Rate Senior Notes

Principal Amount:	$1,100,000,000

Maturity Date:	March 9, 2023

Interest Rate Basis:	3-Month USD LIBOR

Spread to LIBOR:	38 bps (0.380%)

Coupon:	3-Month USD LIBOR + 38 bps

Public Offering Price:	100.000% of principal amount plus accrued interest from the Settlement Date

Net Proceeds (before expenses) to the Issuer:	$1,097,250,000 (99.750%)

Initial Interest Rate:	3-Month USD LIBOR + 38 bps as of two LIBOR Business Days prior to the Settlement Date

LIBOR Rate Reset Dates:	Each Interest Payment Date

LIBOR Interest Determination Dates:	The second LIBOR Business Day preceding each LIBOR Interest Reset Date

Day Count Convention:	Actual/360, subject to Modified Following, Adjusted business day convention.

Interest Payment Dates:	Quarterly on March 9, June 9, September 9 and December 9

First Interest Payment Date:	June 9, 2021

Optional Redemption Provision:	The Notes may be redeemed, at the option of Atmos Energy Corporation, at any time on or after September 9, 2021, in whole or from time to time in part, at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

CUSIP/ISIN:	049560AV7 / US049560AV77

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

TD Securities (USA) LLC
BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

MUFG Securities Americas Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Regions Securities LLC Truist Securities, Inc.

Co-Manager:	Goldman Sachs & Co. LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
**

We expect that delivery of the notes will be made against payment therefor on or about March 9, 2021, which will be the third business day following the date of the pricing of the notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally settle in two business days, and purchasers who wish to trade notes on the date of pricing or any subsequent date that is prior to the second trading day preceding the date on which we deliver the notes may be required, by virtue of the fact that the notes initially settle in T+3, to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on such dates should consult their advisers.

Atmos Energy Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Atmos Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC by calling collect +1 212-834-4533; Mizuho Securities USA LLC at toll-free 1-866-271-7403; or TD Securities (USA) LLC at 1-855-495-9846.

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